Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of American Real Estate Income Fund, (“the Fund”) and to the use of our report dated February 11, 2014 on the statement of assets and liabilities and the related statement of operations as of January 3, 2014 of the Fund. Such financial statements appear in the Fund's Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
February 11, 2014